[Letterhead of Bersch Accounting]

                                  March 7, 2001

VIA FAX

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen,

I have read the disclosure in Item 4 of the Form 8-K dated March 7, 7001. I agree with the disclosures in paragraph 1.

As to paragraph 2, the disclosures are accurate as far as they go, but information subsequently discovered by my firm requires me to withdraw my opinion on the pro forma portion of that report, and would require a material adjustment to the report and footnotes.

As to paragraph 3, the decision to resign was made by me, in a telephone discussion with Messrs. Laverdiere, Tolman and Smith, in which they reported the unanimous agreement of the board of directors.

As to paragraph 4, we believe the company is aware of the need for an adjustment to the report and footnotes.

As to paragraph 5, we have submitted letters for signature regarding making our workpapers available to the subsequent auditors, but such authorization has not been signed.

This letter is in response to paragraph 6 of Item 4 of the 8-K dated March 7, 2001.

                                                     Very truly yours,

                                                     /S/ DENNIS W. BERSCH
                                                     ---------------------------
                                                     Dennis W. Bersch CPA

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